Exhibit 7.2

May 14, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Zulu Energy Corp., which we understand will be filed with the Commission, pursuant to Item 4.02 of Form 8-K, as part of the Company’s Form 8-K report dated May 14, 2008. We agree with the statements in Item 4.02 of such Form 8-K.

Very truly yours,

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.